Exhibit 99.1

          The Bon-Ton Stores, Inc. Announces First Quarter Fiscal 2006
        Results; Net Loss Reported of $0.66 Per Share; Company Reaffirms
                            Guidance for Fiscal 2006


    YORK, Pa.--(BUSINESS WIRE)--May 31, 2006--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the first quarter of fiscal 2006 ended April 29, 2006. As previously reported, in the first quarter of fiscal 2006, the Company acquired the Northern Department Store Group ("Carson's") from Saks Incorporated.

    Income

    The Company reported a net loss of $10.8 million, or $0.66 per share, for the first quarter of fiscal 2006, compared to a net loss of $4.4 million, or $0.27 per share, in the first quarter of fiscal 2005.

    Sales

    Total sales for the first quarter of fiscal 2006 increased 114%, to $561.8 million, compared to $262.5 million for the same period last year. Sales in the first quarter of fiscal 2006 include $311.3 million from Carson's stores for the period March 5, 2006 through April 29, 2006. Year-to-date Bon-Ton comparable store sales decreased 2.9%.
    Carson's sales are not included in the Company's reported comparable store sales; therefore, the following comparable store sales are provided for informational purposes only. For the period March 5, 2006 through April 29, 2006, Carson's comparable store sales increased 1.7%.

    Other Income

    Other income increased $12.7 million in the first quarter of fiscal 2006 as compared to the prior year period, primarily due to program revenue received in the first quarter of fiscal 2006 under the Credit Card Program Agreement with HSBC Bank Nevada, N.A.

    Gross Margin

    In the first quarter of fiscal 2006, gross margin dollars increased $115.1 million compared to the prior year period. The gross margin rate increased 1.2 percentage points, to 37.4% of net sales, as compared to 36.2% reported in the prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative ("SG&A") expenses in the first quarter of fiscal 2006 increased $105.1 million. The SG&A expense rate decreased 0.5 percentage point, to 35.6% of net sales, compared to 36.1% for the same period last year. Integration expenses, net of cost savings, approximated $4.1 million and included a charge of $3.4 million for severance and relocation.

    EBITDA

    EBITDA, defined as net income (loss) before interest, income taxes, depreciation and amortization, increased $22.6 million, to $25.2 million, from $2.6 million in the first quarter of fiscal 2005. EBITDA is not a defined term under generally accepted accounting principles - see Note 1 below.

    Depreciation and Amortization

    Depreciation and amortization expense in the first quarter of fiscal 2006 increased $12.8 million compared to the prior year period. The depreciation and amortization reflects the impact of preliminary purchase accounting for the acquired Carson's operations.

    Interest

    Interest expense, net, in the first quarter of fiscal 2006, increased $20.6 million as compared to the prior year period. In the first quarter of fiscal 2006, the Company recorded a charge of $6.8 million reflecting the write-off of fees associated with a bridge facility and the early extinguishment of the Company's previous debt.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "The first quarter of fiscal 2006 reflects the seasonality of our business as well as the initial stages of the integration process. Our balance sheet remains sound with inventory levels slightly below our plan, excess borrowing capacity more than sufficient for the operation of the business and capital spending well within our targeted expenditures."
    Mr. Baireuther continued, "The integration of Bon-Ton and Carson's is on schedule. We have made significant progress in several areas.
We:

    --  identified the senior management team;

    --  reconciled business processes and required systems support;

    --  assessed the overall organization structure; and

    --  controlled integration expenses to plan.

    Mr. Baireuther added, "We reaffirm our earnings per share guidance for fiscal 2006 of $2.15 to $2.35 and EBITDA in the range of $270 to $280 million. Our guidance for fiscal 2006 reflects preliminary purchase accounting for the Carson's acquisition, which is subject to future revision."
    The Company's quarterly conference call to discuss the first quarter fiscal 2006 will be broadcast live at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling 800-811-8824 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Wednesday, June 7, 2006. The number to call for the taped replay is 888-203-1112 and the conference PIN is 6154765.

    The Bon-Ton Stores, Inc. operates 271 department stores and seven furniture stores in 23 states in the Northeast, Midwest and Great Plains under the Bon-Ton, Bergner's, Boston Store, Elder-Beerman, Carson Pirie Scott, Herberger's and Younkers nameplates. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics, home furnishings and other goods. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the Northern Department Store Group, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.
    Note 1: As used in this release, EBITDA is defined as net income
(loss) before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP"). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company's ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.


              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)  April 29,  January 28,
(Unaudited)                                       2006        2006
----------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents                    $   22,973  $    9,771
  Merchandise inventories                         772,773     284,584
  Prepaid expenses and other current assets        63,299      28,412
  Deferred income taxes                             8,956       7,126
----------------------------------------------------------------------
    Total current assets                          868,001     329,893
----------------------------------------------------------------------
Property, fixtures and equipment at cost, net
 of accumulated depreciation and amortization
 of $235,221 and $216,740 at April 29, 2006
 and January 28, 2006, respectively               784,711     167,679
Deferred income taxes                              50,410      38,715
Goodwill                                          246,108       2,965
Intangible assets, net of accumulated
 amortization of $6,606 and $5,776 at April
 29, 2006 and January 28, 2006, respectively       86,949       5,013
Other assets                                       31,174       9,340
----------------------------------------------------------------------
    Total assets                               $2,067,353  $  553,605
----------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                             $  222,224  $   87,318
  Accrued payroll and benefits                     58,420      18,986
  Accrued expenses                                159,784      52,692
  Current maturities of long-term debt              5,449         961
  Current maturities of obligations under
   capital leases                                   1,866          74
  Income taxes payable                              3,634      19,005
----------------------------------------------------------------------
    Total current liabilities                     451,377     179,036
----------------------------------------------------------------------
Long-term debt, less current maturities         1,191,333      42,491
Obligations under capital leases, less current
 maturities                                        71,066          24
Other long-term liabilities                        70,608      39,960
----------------------------------------------------------------------
    Total liabilities                           1,784,384     261,511
----------------------------------------------------------------------
Shareholders' equity:
  Preferred Stock - authorized 5,000,000
   shares at $0.01 par value; no shares issued          -           -
  Common Stock - authorized 40,000,000 shares
   at $0.01 par value; issued shares of
   14,316,140 and 14,195,664 at April 29, 2006
   and January 28, 2006, respectively                 138         142
  Class A Common Stock - authorized 20,000,000
   shares at $0.01 par value; issued and
   outstanding shares of 2,951,490 at April
   29, 2006 and January 28, 2006                       30          30
  Treasury stock, at cost - shares of 337,800
   at April 29, 2006 and January 28, 2006          (1,387)     (1,387)
  Additional paid-in-capital                      125,082     129,614
  Deferred compensation                                 -      (6,663)
  Accumulated other comprehensive loss                  -          (5)
  Retained earnings                               159,106     170,363
----------------------------------------------------------------------
    Total shareholders' equity                    282,969     292,094
----------------------------------------------------------------------
    Total liabilities and shareholders' equity $2,067,353  $  553,605
----------------------------------------------------------------------


             THE BON-TON STORES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     THIRTEEN
                                                   WEEKS ENDED
                                             ------------------------
(In thousands except share and per share
 data)                                        April 29,    April 30,
(Unaudited)                                     2006         2005
----------------------------------------------------------------------

Net sales                                    $   561,774  $   262,533
Other income                                      14,813        2,158
----------------------------------------------------------------------
                                                 576,587      264,691
----------------------------------------------------------------------

Costs and expenses:
  Costs of merchandise sold                      351,580      167,415
  Selling, general and administrative            199,780       94,664
  Depreciation and amortization                   19,216        6,433
----------------------------------------------------------------------
Income (loss) from operations                      6,011       (3,821)
Interest expense, net                             23,868        3,306
----------------------------------------------------------------------

Loss before income taxes                         (17,857)      (7,127)
Income taxes                                      (7,022)      (2,715)
----------------------------------------------------------------------

Net loss                                     $   (10,835) $    (4,412)
----------------------------------------------------------------------

Per share amounts -
  Basic:
          Net loss                           $     (0.66) $     (0.27)
----------------------------------------------------------------------

  Basic weighted average shares outstanding   16,389,962   16,122,555

  Diluted:
          Net loss                           $     (0.66) $     (0.27)
----------------------------------------------------------------------

  Diluted weighted average shares
   outstanding                                16,389,962   16,122,555



Other financial data:
EBITDA (1)                                   $    25,227  $     2,612

(1) EBITDA Reconciliation

The following table reconciles net income to EBITDA for the periods indicated:

                                                       THIRTEEN
                                                      WEEKS ENDED
                                                 ---------------------
(In thousands)                                   April 29,  April 30,
(Unaudited)                                        2006       2005
----------------------------------------------------------------------

Net loss                                         $ (10,835) $  (4,412)
Adjustments:
  Income taxes                                      (7,022)    (2,715)
  Interest expense, net                             23,868      3,306
  Depreciation and amortization                     19,216      6,433
----------------------------------------------------------------------

EBITDA                                           $  25,227  $   2,612
----------------------------------------------------------------------

    CONTACT: The Bon-Ton Stores, Inc.
             Investor Relations:
             Mary Kerr, 717-751-3071